News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2021 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2020.

The Company reported a 142% increase in its net income for the three months ended December 31, 2020, to $1,337,000 compared with net income of $553,000 for the three months ended December 31, 2019.

Basic and diluted earnings per share were $0.23 for the three months ended December 31, 2020 compared to $0.10 for the three months ended December 31, 2019.

“We are pleased to announce an incredibly strong start to our 2021 Fiscal Year,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Building on the momentum that was generated in 2020, our net interest and dividend income increased 18% compared to December 31, 2019 due to the increase in our loan portfolio on a year over year basis. In addition, the Bank’s efforts to help those significantly impacted by the pandemic have produced additional sources of income for the Company. Fees generated by Magyar’s role in the Middlesex County Small Business Relief Grant helped diversify the Company’s income during a quarter that saw our net interest margin decline as interest rates remained at historically low levels. Looking ahead, we’re hopeful the start of the vaccine rollout will slowly bring the pandemic under control and start to return our economy back to normal. Additional non-interest income opportunities through the Middlesex County Grant Program, and the second round of the Paycheck Protection Program will continue to augment the Bank’s income in the coming months, and we expect to see continued positive earnings momentum through the rest of the year.”

Coronavirus/COVID-19 Update

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) pandemic has created an unprecedented environment for consumers and businesses alike. To protect its employees and customers from potential exposure to the virus, all Magyar Bank lobbies continue to observe best practice protocols to limit exposure and/or spread of the virus.

To assist its loan customers, the Bank has offered loan payment deferrals to borrowers unable to make their contractual payments due to COVID-19. Deferral requests are considered on a case-by-case basis and are initially approved for a three month period for principal and interest payments or for interest only payments depending on the borrower’s circumstances. An additional three month period is available for businesses that remain unable to operate and for consumers unable to make their mortgage or home equity payments due to COVID-19. Additional deferrals are available for businesses experiencing a prolonged impact from the COVID-19 pandemic, such as hotels and restaurants.

Through December 31, 2020, we had modified 284 loans aggregating $150.9 million, for the deferral of principal and/or interest payments. At December 31, 2020, loans with deferred payments consisted of 139 commercial real estate loans totaling $110.0 million, 89 one- to four-family residential real estate loans totaling $23.2 million, 29 commercial business loans totaling $6.7 million, 4 construction loans totaling $2.6 million, and 8 home equity lines of credit loans totaling $1.2 million. As of December 31, 2020, 258 loans aggregating $134.9 million had resumed making their contractual loan payments, 15 loans totaling $7.2 million had paid off (including their deferred payments), 9 loans totaling $7.3 million were currently deferred, and 2 loans totaling $1.5 million were past their deferral period and delinquent.

The Bank participated in the Paycheck Protection Program (“PPP”), which was designed by the U.S. Treasury under the Coronavirus, Aid, Relief, and Economic Security (“CARES”) Act to provide liquidity using the U.S. Small Business Administration’s (“SBA”) platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 10 months following the covered period, which is eight to twenty-four weeks following the date the loan is made. The Company originated 350 “First Draw” loans totaling $56.0 million through December 31, 2020 for which it received $2.0 million in origination fees from the SBA. These fees are being amortized over the expected life of the loans, which is two years for loans originated prior to June 4, 2020 and five years for loans originated June 5, 2020 or later. Through December 31, 2020, 48 loans totaling $10.0 million had been forgiven by the SBA.

On December 27, 2020 the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues (“Economic Aid”) Act was signed into law, extending the SBA’s authority to guarantee Second Draw PPP loans, under generally the same terms and conditions available under the First Draw program, through March 31, 2021. In order to qualify for a Second Draw PPP loan, an applicant must have experienced a revenue reduction of at least 25% in 2020 relative to 2019. The Company expects to provide Second Draw PPP loans to its eligible customers. The Economic Aid Act also expanded the eligible expenditures that a business could use PPP proceeds for and provided for a simplified forgiveness application for PPP loans $150,000 or less.

The Board of Governors of the Federal Reserve created the Paycheck Protection Program Lending Facility (“PPPLF”), to facilitate lending by eligible financial institutions to small businesses under the PPP. Under the PPPLF, the Federal Reserve Bank of New York provided advances with a fixed interest rate of 0.35% to Magyar Bank on a non-recourse basis, taking PPP loans as collateral. In addition, the Federal Deposit Insurance Corporation allows Magyar Bank to neutralize the effect of PPP loans financed under the PPPLF on Tier 1 leverage capital ratios. The Bank funded its PPP loans with $36.9 million in PPPLF, $29.8 million of which was outstanding at December 31, 2020.

Results of Operations

Net income increased $784,000, or 141.8%, during the three-month period ended December 31, 2020 compared with the three-month period ended December 31, 2019, due to higher net interest and dividend income and non-interest income, partially offset by higher provisions for loan loss and other expenses.

The Company’s net interest and dividend income increased $915,000, or 17.8%, to $6.0 million for the quarter ended December 31, 2020 from $5.1 million for the quarter ended December 31, 2019. A $119.2 million increase in average interest earning assets as well as a $56.0 million increase in average non-interest-bearing liabilities more than offset a 6 basis point decrease in the Company’s net interest margin to 3.38% between the two periods.

The yield on the Company’s interest-earning assets decreased 64 basis points to 3.91% for the three months ended December 31, 2020 from 4.55% for the three months ended December 31, 2019 due to lower yields on loans receivable, which decreased 44 basis points to 4.42% for the three months ended December 31, 2020 from 4.86% for the three months ended December 31, 2019. Partially offsetting the lower yield on the interest-earning assets were higher average balances of loans receivable, net of allowance for loan losses, which increased $83.6 million between periods. The cost of interest-bearing liabilities decreased 68 basis points to 0.73% for the three months ended December 31, 2020 from 1.41% for the three months ended December 31, 2019.

Interest and dividend income increased $229,000, or 3.4%, to $7.0 million for the three months ended December 31, 2020 from $6.8 million for the three months ended December 31, 2019. The increase was attributable to higher average balances of interest-earning assets, which increased $119.2 million between periods. The increase in average balances of interest-earning assets occurred in loans receivable, which increased $83.6 million, or 16.0%, and in interest-earning deposits, which increased $35.6 million, or 188.4%. Growth in loans receivable was partially attributable to the origination of $56.0 million in PPP loans, of which $46.0 million were outstanding at December 31, 2020. The yield on interest-earning assets decreased 64 basis points to 3.91% for the three months ended December 31, 2020 from 4.55% for the three months ended December 31, 2019. Lower market interest rates and the CARES Act mandated 1.0% interest rate on the PPP loans accounted for the decline in yield on interest-earning assets.

Interest expense decreased $686,000, or 41.8%, to $956,000 for the three months ended December 31, 2020 compared with the three months ended December 31, 2019. The average balance of interest-bearing liabilities increased $56.7 million, or 12.3%, between the two periods, while the cost of such liabilities decreased 68 basis points to 0.73% for the quarter ended December 31, 2020 compared with the prior year period. Lower market interest rates accounted for the decline in cost of interest-bearing liabilities.

The Company’s provision for loan losses was $640,000 for the three months ended December 31, 2020 compared to $210,000 for the three months ended December 31, 2019. The increased provisions for loss resulted from higher adjustments to the Company’s historical loan losses due to the prolonged economic impact of the COVID-19 pandemic on the consumer and business loan portfolios. In addition to the provisions, the Company recorded $90,000 in net recoveries for the three months ended December 31, 2020 compared with $2,000 in net recoveries during the three months ended December 31, 2019.

Non-interest income increased $821,000, or 203.2%, to $1.2 million during the three months ended December 31, 2020 compared to $404,000 for the three months ended December 31, 2019. Other operating income increased $560,000 between periods due to $464,000 in fees earned from the Middlesex County Small Business Relief Grant. The Company received a fee of three percent of the grants it assisted the County with processing grant applications. In addition, the Company received a $101,000 interest rate swap fee during the three months ended December 31, 2020. The Company also recorded higher gains from the sales of loans, which increased $237,000 to $263,000 for the three months ended December 31, 2020.

Non-interest expenses increased $191,000, or 4.2%, to $4.7 million during the three months ended December 31, 2020 from $4.5 million during the three months ended December 31, 2019. The increase was primarily attributable to professional fees, which increased $179,000 to $528,000, due to higher legal and consulting fees related to the collection and foreclosure of non-performing loans. Other real estate owned expenses increased $77,000 to $180,000 due to higher valuation allowances recorded during the three months ended December 31, 2020 compared with the prior year period.

The Company recorded tax expense of $569,000 on pre-tax income of $1.9 million for the three months ended December 31, 2020, compared to $238,000 on pre-tax income of $791,000 for the three months ended December 31, 2019. The Company’s effective tax rate for the three months ended December 31, 2020 was 29.9% compared with 30.1% for the three months ended December 31, 2019.

Balance Sheet Comparison

Total assets decreased $12.2 million, or 1.6%, to $741.8 million during the three months ended December 31, 2020. The quarterly decrease was attributable to lower cash and interest earning deposits and loans receivable, net of allowance for loan loss, partially offset by higher balances of investment securities.

Cash and interest earning deposits with banks decreased $9.7 million, or 15.6% to $52.1 million at December 31, 2020 from $61.7 million at September 31, 2020 to repay maturing borrowed funds and brokered deposits during the three months ended December 31, 2020.

At December 31, 2020, investment securities totaled $47.3 million, reflecting an increase of $2.3 million, or 5.1%, from September 30, 2020. The Company purchased three mortgage-backed securities totaling $6.7 million and one callable U.S. government-sponsored enterprise bond totaling $2.0 million during the three months ended December 31, 2020. The Company received payments from mortgage-backed securities and bond calls totaling $6.3 million. There were no sales of investment securities during the period. Investment securities at December 31, 2020 consisted of $32.5 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $11.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $255,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2020.

Total loans receivable decreased $4.2 million, or 0.7%, during the three months ended December 31, 2020 to $607.0 million and were comprised of $260.3 million (42.9%) in commercial real estate loans, $208.4 million (34.3%) in 1-4 family residential mortgage loans, $91.2 million (15.0%) in commercial business loans, $23.4 million (3.9%) in construction loans, $19.8 million (3.3%) in home equity lines of credit, and $3.9 million (0.6%) in other loans. Included with the commercial business loans were $46.0 million in PPP loans. The decrease in total loans receivable during the quarter ended December 31, 2020 occurred in commercial business loans which decreased $9.8 million (PPP loans declined $10.0 million), construction loans, which decreased $4.8 million, 1-4 family residential real estate loans (including home equity lines of credit), which decreased $1.5 million, and other loans, which decreased $320,000. Partially offsetting these decreases were commercial real estate loans, which increased $12.2 million during the quarter.

Total non-performing loans increased by $309,000, or 3.2%, to $10.0 million at December 31, 2020 from $9.7 million at September 30, 2020. The increase was attributable to the addition of four loans totaling $1.4 million, partially offset by three payoffs totaling $830,000 and the restructure of one loan totaling $218,000. The ratio of non-performing loans to total loans increased to 1.65% at December 31, 2020 from 1.59% at September 30, 2020.

Included in the non-performing loan totals were nine commercial loans totaling $3.1 million, two construction loan totaling $4.6 million, two commercial business loans totaling $1.4 million and three residential mortgage loans totaling $944,000.

The allowance for loan loss increased by $730,000 during the three months ended December 31, 2020 to $7,130,000. The increase was attributable $640,000 in provisions for loan loss and $90,000 in recoveries from loans previously changed off.

The allowance for loan losses as a percentage of non-performing loans increased to 71.0% at December 31, 2020 from 65.8% at September 30, 2020. Our allowance for loan losses as a percentage of total loans was 1.17% at December 31, 2020 compared with 1.05% at September 30, 2020. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned decreased $522,000, or 20.1%, to $2.1 million during the quarter ended December 31, 2020. The Company sold one property totaling $296,000 for a $1,000 gain, established a $150,000 valuation allowance against one property, and received non-refundable deposits totaling $75,000 during the quarter. The Company is determining the proper course of action for its remaining other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset carrying costs and selling the properties.

Total deposits decreased $6.3 million, or 1.0%, to $612.1 million during the three months ended December 31, 2020. The outflow in deposits occurred in money market accounts, which decreased $7.8 million, or 4.2%, to $180.2 million, in certificates of deposit (including individual retirement accounts), which decreased $7.6 million, or 6.0%, to $118.8 million and in non-interest bearing checking accounts, which decreased $3.4 million, or 2.1%, to $160.2 million. Partially offsetting these decreases were interest-bearing checking accounts (NOW), which increased $11.5 million, or 17.6%, to $77.0 million and savings accounts, which increased $1.0 million, or 1.3%, to $75.9 million.

The Company held $4.4 million and $9.4 million in brokered certificates of deposit at December 31, 2020 and September 30, 2020, respectively. A $5.0 million brokered certificate of deposit matured and was not replaced during the three months ended December 31, 2020.

Borrowings declined $7.1 million, or 10.6%, to $60.3 million at December 31, 2020 from $67.4 million at September 30, 2020. The Company repaid $7.1 million in Paycheck Protection Program Liquidity Facility advances from the Federal Reserve Bank during the quarter as the PPP loans securing the advances were forgiven by the SBA. Borrowings from the Federal Home Loan Bank of New York were unchanged at $30.5 million during the quarter.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2020. Through December 31, 2020, the Company had repurchased 91,000 shares at an average price of $8.41 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,810,746.

The Company’s book value per share increased to $10.02 at December 31, 2020 from $9.78 at September 30, 2020. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2020	2019

Income Statement Data:
Interest and dividend income	$7,001	$6,772
Interest expense	956	1,642
Net interest and dividend income	6,045	5,130
Provision for loan losses	640	210
Net interest and dividend income after
provision for loan losses	5,405	4,920
Non-interest income	1,225	404
Non-interest expense	4,724	4,533
Income before income tax expense	1,906	791
Income tax expense	569	238
Net income	$1,337	$553

Per Share Data:
Basic earnings per share	$0.23	$0.10
Diluted earnings per share	$0.23	$0.10
Book value per share, at period end	$10.02	$9.49

Selected Ratios (annualized):
Return on average assets	0.71%	0.35%
Return on average equity	9.19%	4.01%
Net interest margin	3.38%	3.44%

	December 30,	September 30,
	2020	2020
Balance Sheet Data:
Assets	$741,784	$753,997
Total loans receivable	607,030	611,259
Allowance for loan losses	7,130	6,400
Investment securities - available for sale, at fair value	14,798	14,561
Investment securities - held to maturity, at cost	32,493	30,443
Deposits	612,064	618,330
Borrowings	60,260	67,410
Shareholders' Equity	58,201	56,850

Asset Quality Data:
Non-performing loans	$10,041	$9,732
Other real estate owned	2,072	2,594
Total non-performing assets	12,113	12,326
Allowance for loan losses to non-performing loans	71.01%	65.76%
Allowance for loan losses to total loans receivable	1.17%	1.05%
Non-performing loans to total loans receivable	1.65%	1.59%
Non-performing assets to total assets	1.63%	1.63%
Non-performing assets to total equity	20.81%	21.68%